Exhibit 99.1

Ceridian Announces Management Change at Comdata
May 14, 2007

Ceridian Corporation (NYSE:CEN) today announced that Gary Krow, Executive Vice President of Ceridian Corporation and President of Comdata, a division of Ceridian, has been terminated for violations of Ceridian's Code of Conduct. The violations include unauthorized meetings with and disclosure of confidential information to Pershing Square Capital and other third parties. Information about the misconduct came to the attention of the Board through documents and testimony provided in legal proceedings commenced by Pershing Square.

Jim Burns, Executive Vice President and President of Ceridian International, has been appointed Interim President of Comdata, effective immediately. Robert Skiba, Executive Vice President and General Manager, Comdata Stored Value Solutions and Brett Rodewald, Executive Vice President and General Manager, Transportation Services Division, will now report directly to Mr. Burns.

Mr. Burns has more than 30 years of international business experience in the retail, manufacturing and service sectors. Prior to joining Ceridian in 1998, Mr. Burns was the Group Chief Financial Officer for PCL plc. Born in Scotland, Mr. Burns studied Accountancy, Law and Economics at Glasgow University and became a member of the Institute of Chartered Accountants of Scotland in 1972.

 About Ceridian

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and Employee Assistance Program (EAP) and work-life solutions. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

CONTACT: Ceridian Corporation
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         Pete Stoddart, 952-853-4278
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         Investor Relations:
         Craig Manson, 952-853-6022